Exhibit 99.1

Contact: Martin E. Plourd, President and CEO
(805) 692-4382

Paul Ulrich Joins Community West Bank as Chief Credit Officer

Goleta, CA, July 30, 2018 – Community West Bancshares, (NASDAQ: CWBC), parent company of Community West Bank, today announced that Paul S. Ulrich has joined the bank as Executive Vice President, Chief Credit Officer.  He will be responsible for the overall credit quality of the bank’s loan portfolio.

"Paul has a long and distinguished career as an executive level credit officer, with vast experience in the oversight and administration of commercial and industrial credit, asset-based lending, commercial real estate and agribusiness financing,” stated Martin Plourd, President and CEO.  “His track record of building and developing strong credit cultures will help our bank in the years ahead, as we continue to grow Community West Bank’s presence on California’s Central Coast as the premier business community bank.”

With over 35 years of banking experience, Mr. Ulrich began his career at Chase Manhattan Bank.  He most recently served as Senior Vice President and Chief Credit Officer at Evans Bank in Hamburg, New York, and previously worked as Executive Vice President and Chief Credit Officer at Hudson Valley Bank and as Senior Vice President and Senior Credit Officer at First Tennessee Bank.   Ulrich is a graduate of Hofstra University and earned an MBA in Financial Management from Fairleigh Dickinson University.

Company Overview
Community West Bancshares is a financial services company with headquarters in Goleta, California. The Company is the holding company for Community West Bank, the largest publicly traded community bank serving California’s Central Coast area of Ventura, Santa Barbara and San Luis Obispo counties.  Community West Bank has seven full-service California branch banking offices, in Goleta, Santa Barbara, Santa Maria, Ventura, Westlake Village, San Luis Obispo and Oxnard and a loan production office in Paso Robles. The principal business activities of the Company are Relationship business banking, Manufactured Housing lending and Government Guaranteed lending.

Industry Accolades
In April 2018, Community West was awarded a “Premier” rating by The Findley Reports.  For 50 years, The Findley Reports has been recognizing the financial performance of banking institutions in California and the Western United States.  In making their selections, The Findley Reports focuses on these four ratios: growth, return on beginning equity, net operating income as a percentage of average assets, and loan losses as a percentage of gross loans.

Safe Harbor Disclosure
This release contains forward-looking statements that reflect management's current views of future events and operations.  These forward-looking statements are based on information currently available to the Company as of the date of this release.  It is important to note that these forward-looking statements are not guarantees of future performance and involve risks and uncertainties, including, but not limited to, the ability of the Company to implement its strategy and expand its lending operations.

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